Exhibit 99.1

For Immediate Release	Contact:	Susan M. Mesco
NPS Pharmaceuticals, Inc. (908)450-5516 smesco@npsp.com

NPS Pharmaceuticals Appoints Pedro Granadillo to Board of Directors

BEDMINSTER, New Jersey — November 18, 2010 — NPS Pharmaceuticals, a specialty pharmaceutical company developing innovative therapeutics for rare gastrointestinal and endocrine disorders, today announced the appointment of Pedro Granadillo to its board of directors.  Mr. Granadillo served as senior vice president of global manufacturing and human resources at Eli Lilly and Company until 2004 when he retired after 34 years of service.

“Pedro brings a wealth of industry leadership to the NPS board of directors,” said Peter G. Tombros, chairman of NPS Pharmaceuticals.  “His prior leadership positions and extensive experience in the pharmaceutical industry will be extremely valuable as we conclude Phase 3 trials and prepare for regulatory filings and potential commercial launches of GATTEX and NPSP558.  It is a pleasure to welcome Pedro and we look forward to his contributions to our future success.”

Mr. Granadillo, 63, brings more than 30 years of pharmaceutical industry experience to the NPS board of directors.  At Eli Lilly and Company, he served as vice president of human resources, vice president of pharmaceutical manufacturing, executive director of operations and director of manufacturing strategy development.  As the company’s top executive for manufacturing and human resources, Mr. Granadillo was a member of the executive committee and responsible for managing an extensive network of pharmaceutical manufacturing facilities and for policies affecting the company’s global workforce of more than 43,000 employees.

Mr. Granadillo received a B.S. in industrial engineering from Purdue University.  He currently serves as a director of Dendreon Corporation, Haemonetics Corporation, and Nile Therapeutics and previously served as a director of Noven Pharmaceuticals and First Indiana Bank.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently advancing two Phase 3 registration programs.  Teduglutide, a proprietary analog of GLP-2, is being evaluated as GATTEX® in a Phase 3 registration study known as STEPS for parenteral nutrition-dependent short bowel syndrome and is in preclinical development for pediatric indications and chemotherapy-induced gastrointestinal mucositis. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is being evaluated in a Phase 3 registration study known as REPLACE as a hormone replacement therapy for hypoparathyroidism.  NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS”, “NPS Pharmaceuticals”, and “GATTEX” are the company’s registered trademarks.  All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

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